Exhibit 21

                         Subsidiaries of PlayCore, Inc.

The registrant has no parent but has the subsidiary listed below which is included in the accompanying consolidated financial statements.

PlayCore Wisconsin, Inc. (Wisconsin Corporation) - Wholly owned.